Exhibit 99.1

NEWS RELEASE

For Immediate Release:	Media Contact:
Aug. 16, 2002	Roger Thompson, 1-888-831-7250
Analyst Contact:
Don Gaines, 425-462-3870

Settlement reached on Puget Sound Energy natural-gas rate plan

Customers should see lower bills from pending proposal, while PSE gets revenue boost

        BELLEVUE, Wash. – Puget Sound Energy, the utility subsidiary of Puget Energy (NYSE: PSD), today announced it has reached an agreement with state regulatory agencies and key customer groups on a 5.8 percent increase in PSE’s natural-gas revenues. The utility, however, said it will ask regulators for a separate rate adjustment within the week in response to lower wholesale prices for natural gas – an action expected to offset the requested revenue increase and actually reduce customers’ gas bills.

        The anticipated bill reduction would come on the heels of a 22 percent cut in PSE natural-gas rates in June. The June action lowered the average residential gas bill by about $12 per month.

        The collaborative agreement filed today with the Washington Utilities and Transportation Commission (WUTC) would generate an estimated $35.6 million in additional revenue annually for PSE. A typical residential customer (with 80 therms of natural-gas usage monthly) would pay about $3.85 more per month for gas service under this proposal. The company is seeking the revenue boost to cover increased costs for gas-distribution service. The utility’s last hike in general rates for gas-delivery service was in 1995.

        "We are grateful for the productive contributions of all the parties to this case," said Puget Energy President and CEO Stephen P. Reynolds. "The gas base-rate increase will allow us to continue providing high-quality service at one of the lowest gas rates in the state. And with a further reduction in wholesale natural-gas costs, it will result in an overall rate decrease for our customers."

        The negotiating parties are asking the WUTC to implement the gas-rate increase by Sept. 1. PSE said it also will ask the WUTC to initiate the offsetting rate reduction – propelled by lower wholesale gas prices – on the same day.

        The collaborative settlement filed today marks the second phase of a comprehensive, multiparty process for reviewing PSE’s rates and service. In the first phase, the WUTC ultimately authorized a 4.6 percent average increase in PSE electric rates, effective July 1. It was one of the region’s lowest rate increases, by far, in the wake of the 2000-2001 energy crisis.

        Among the state’s four large natural-gas utilities, PSE currently has the lowest retail rates, according to WUTC figures. Under the pass-through rate reduction the utility plans to seek from the WUTC, the company’s gas rates should go even lower.

        Besides PSE, parties to the negotiated natural-gas rate plan filed today include WUTC staff, the consumer branch of the state Attorney General’s Office, the Northwest Industrial Gas Users, Seattle Steam Co., and Cost Management Services, Inc.

        The revenue increase recommended in today’s filing is less than the amount originally sought by PSE, Reynolds noted, primarily because of lower capital costs, changes in how certain PSE operating costs are allocated between electric and gas service, and adjustments in revenue to more appropriately recover certain utility costs. Two other key factors, he added, involve the collection of certain costs through a special billing rider rather than from general rates, and the effect of implementing the rate plan sooner than originally expected.

        PSE serves approximately 613,000 natural-gas customers, primarily in central and southern Puget Sound, including the cities of Everett, Seattle, Bellevue, Tacoma, Gig Harbor, and Olympia.